Exhibit 10.49

THE AMBAC FINANCIAL GROUP, INC.

NON-QUALIFIED SAVINGS INCENTIVE PLAN

(Amended and Restated as of January 1, 2007, Unless Otherwise Provided)

THE AMBAC FINANCIAL GROUP, INC.

NON-QUALIFIED SAVINGS INCENTIVE PLAN

1. Purpose

The Ambac Financial Group, Inc. Non-Qualified Savings Incentive Plan (the “Plan”) is established for the purpose of providing certain eligible officers and key executive employees of the Company with benefits which would otherwise be provided under the Savings Plan but for the Applicable Limits. The Plan is an unfunded deferred compensation plan for a select group of management or highly compensated employees within the meaning of ERISA, and shall be construed and administered accordingly.

The Plan is an amendment and restatement of the Prior Plan, effective as of the Effective Date, unless otherwise provided.

Capitalized words not otherwise defined in the text hereof have the meanings set forth in Section 2.

2. Definitions; Construction

2.1 Definitions. Wherever used herein, the following terms shall have the meanings set forth in this Section 2.1. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Savings Plan.

“Account” means a bookkeeping account established on the records of the Company to record the amounts credited or paid to a Participant from time to time under the Plan, together with all applicable income, gains and losses credited or charged to such Account from time to time.

“Administrator” means the person designated by the Committee in accordance with Section 15.2.

“Ambac” means Ambac Financial Group, Inc.

“Applicable Limits” means the Section 402(g) Limit, the limit on qualified plan compensation imposed by Section 401(a)(17) of the Code, the limit on qualified plan contributions under Section 415 of the Code and the limit on elective contributions under the Savings Plan.

“Applicable Transition Relief” means the following transition guidance, as applicable, with respect to the application of Section 409A: (i) I.R.S. Notice 2005-1, I.R.B. 274 (published as modified on January 6, 2005), (ii) Section XI.C. of the preamble to the proposed Treasury Regulations under Section 409A, (70 F.R. 57930; October 4, 2005), and (iii) I.R.S. Notice 2006-79, I.R.B. 2006-43.

“Base Compensation” means, for a given Plan Year, “Base Compensation” as such term is defined in the Savings Plan, without regard to any limit on compensation imposed under Section 401(a)(17) of the Code. Base Compensation payable after December 31 of a calendar year for services performed during the final payroll period of such calendar year containing such December 31 shall be treated as Base Compensation for the subsequent calendar year.

“Beneficiary” means the person or persons designated by a Participant in accordance with Section 11 to receive benefits under the Plan in the event of the Participant’s death.

“Board” means the Board of Directors of Ambac.

“Cause” means (a) a Participant’s conviction of a felony, (b) fraud or a dishonest act against the Company by the Participant, (c) the Participant’s willful conduct or negligence which results in material harm to the business or reputation of the Company or (d) the Participant’s employment with a competitor of the Company following his Separation from Service with the Company.

“Code” means the Internal Revenue Code of 1986, as amended, and all applicable rulings and regulations thereunder.

“Committee” means the Plan Administrative Committee of Ambac and any successor thereto, or any other committee that is delegated, from time to time, with the administration of the Plan.

“Company” means, collectively, Ambac and each direct or indirect Subsidiary thereof.

“Deferral Election” means an election by an Eligible Employee regarding the rate of his Savings Plan Deferral in accordance with the Savings Plan.

“Effective Date” means January 1, 2007.

“Eligible Employee” means an employee of Ambac or a Subsidiary who (a) is eligible to make Savings Plan Deferrals and to receive a Matching Contribution and a Profit Sharing Contribution under the Savings Plan for such year and (b) has an annual rate of Base Compensation for a calendar year in excess of the limit under Section 401(a)(17) of the Code for such calendar year. The limit under Section 401(a)(17) of the Code shall be adjusted for cost-of-living increases in the same manner as the limit under Section 401(a)(17)(A) of the Code is adjusted in accordance with Section 401(a)(17)(B) of the Code.

“Eligibility Date” has the meaning set forth in Section 3.2.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the applicable rulings and regulations thereunder.

“Excluded Individual” means any individual who is treated or designated by the Company as an independent contractor, leased employee (including, without limitation, a Statutory Leased Employee), temporary employee provided through an agency, consultant, or any individual who performs services for the Company under an agreement or arrangement

(which may be written, oral or evidenced by the payroll practices of the Company) with the individual or with another organization that provides the services of the individual to the Company under which the individual is treated as an independent contractor or is otherwise treated as an employee of an entity other than the Company (such as a leasing organization), or a student hired for a specified period known as a “co-op” or an “intern”. Excluded Individuals are not eligible to participate in or receive benefits under the Plan. If any Excluded Individual shall be determined by a court or a federal, state or local regulatory or administrative authority to have served as a common law employee of the Employer, such determination shall not alter this exclusion as an Eligible Employee for purposes of this Plan. For purposes of this definition, “Statutory Leased Employee” means any person (other than an employee on the payroll of the Company) who, pursuant to an agreement between the Company and any other person, has performed services for the Company (or for the Company and related persons, determined in accordance with Section 414(n)(6) of the Code) on a substantially full-time basis for a period of at least one year, and such services are performed under the primary direction or control by the Company.

Excluded Individual shall also mean (a) any employee of the Company whose terms of employment are the subject of a collective bargaining agreement unless that agreement provides for his participation in this Plan, (b) any employee of the Company who is a nonresident alien of the United States with no United States source earned income from the Company and (c) any individual who is a temporary employee who has less than 500 Hours of Service during the relevant computation period.

“Investment Fund” means the Vanguard Wellington Fund or any other mutual fund designated by the Committee in lieu thereof.

“Matching Contributions” means the employer matching contributions to the Savings Plan credited to the account of a Participant under the Savings Plan in accordance with the terms of the Savings Plan.

“Participant” means an individual, other than an Excluded Individual, who is an Eligible Employee and has satisfied the participation requirements of Section 3(a).

“Plan” has the meaning set forth in Section 1.

“Plan Matching Credit” means, for a given calendar year, the amounts credited to a Participant’s Account under Section 4 below.

“Plan Year” means the calendar year.

“Prior Plan” means the terms of this Plan in effect immediately prior to the Effective Date, as set forth in the Company’s written documentation, rules, practices and procedures applicable to the Plan.

“Profit Sharing Contribution” means a profit sharing contribution under the Savings Plan made in accordance with the terms of the Savings Plan.

“Profit Sharing Credit” means, for a given calendar year, the amounts credited to a Participant’s Account under Section 5 of the Plan.

“Savings Plan” means the Ambac Financial Group Inc. Savings Incentive Plan, as in effect on the Effective Date or as thereafter amended.

“Savings Plan Deferral” means the elective deferrals under the Savings Plan made by a Participant in accordance with the terms of the Savings Plan.

“Section 402(g) Limit” means, for a given calendar year, the applicable limit on elective deferrals under Section 402(g) of the Code (including the limit on catch-up contributions, if applicable).

“Section 409A” means Section 409A of the Code and the applicable rulings and regulations promulgated thereunder.

“Section 409A Compliance” has the meaning set forth in Section 13.1.

“Separation from Service” means either (i) the termination of a Participant’s employment with the Company and its Affiliates, provided that such termination of employment meets the requirements of a separation of service determined using the default provisions set forth in Treasury Regulation 1.409A-(1)(h) or the successor thereto or (ii) such other date that constitutes a separation from service with the Company and its Affiliates meeting the requirements of the default provisions set forth in Treasury Regulation 1.409A-(1)(h) or the successor; provided, however, that, with respect to a Participant who incurs a Total and Permanent Disability, Separation from Service means the date that is 29 months after the first day of disability. For purposes of this definition, “Affiliate” means any corporation that is in the same controlled group of corporations (within the meaning of Code Section 414(b)) as the Company and any trade or business that is under common control with the Company (within the meaning of Code Section 414(c)), determined in accordance with the default provision set forth in Treasury Regulation Section 1.409A-(1)(h)(3). Notwithstanding the foregoing, if a Participant would otherwise incur a Separation from Service in connection with a sale of assets of the Company, the Company shall retain the discretion to determine whether a Separation from Service has occurred in accordance with Treasury Regulation Section 1.409A-1(h)(4) or the successor regulation thereto.

“Subsidiary” means any corporation in respect of which Ambac beneficially owns directly or indirectly 50% or more of the securities of such corporation entitled to vote in the election of directors thereof.

“Total and Permanent Disability” shall have the meaning assigned to such term or similar term under the long-term disability plan of the Employer applicable to such Participant.

2.2 Rules of Construction. The masculine gender shall be construed to include the feminine gender, and the singular form of a word shall be deemed to include the plural form, unless the context requires otherwise. Unless indicated otherwise, references herein to articles and sections are to articles and sections of the Plan.

3. Participation in the Plan

3.1 Continuing Participants. Any Eligible Employee on the Effective Date who was a participant in the Prior Plan immediately prior to the Effective Date will be a Participant in the Plan on the Effective Date, subject to the terms and provisions hereof.

3.2 New Participants. An Employee who does not become a Participant in the Plan in accordance with Section 3.1 shall be eligible to commence participation in the Plan on the date that such Employee first becomes an Eligible Employee.

3.3 Exclusions. No employee of the Company who is not an Eligible Employee shall be eligible to participate in the Plan and no Excluded Individual may be an Eligible Employee. Anything in Section 3.2 to the contrary notwithstanding, the Committee may, in its sole discretion, preclude an individual who meets the qualification requirements set forth in this Section 3 from participating in the Plan if the Committee determines that excluding such individual from the Plan may be in the best interests of the Company or necessary or advisable to comply with the requirements for “top hat” plans under ERISA or the requirements of other applicable law. Any dispute as to whether an individual qualifies as a Participant shall be resolved by the Committee in its sole discretion, and any such determination by the Committee shall be final and binding on all interested persons.

4. Plan Matching Credits

4.1 General Rule. Subject to Section 4.2, the Company shall credit to the Account of an Eligible Employee an aggregate Plan Matching Credit for a Plan Year equal to the difference between A and B, where:

“A”	equals the aggregate Matching Contribution based on such Participant’s Deferral Election that the Participant would have received under the Savings Plan for a Plan Year in the absence of the Applicable Limits; and

“B”	equals the Participant’s aggregate actual Matching Contribution based on such Participant’s Deferral Election under the Savings Plan for such Plan Year.

4.2 Restrictions and Limitations. Anything in the Plan to the contrary notwithstanding, the Account of an Eligible Employee shall not be credited with a Plan Matching Credit for a Plan Year unless the Savings Plan Deferrals actually made by or on behalf of such Eligible Employee for such Plan Year are in an amount equal to the Section 402(g) Limit for such Plan Year.

4.3 Time of Crediting. The Company shall credit to each Participant’s Account the Plan Matching Credit (if any) determined under this Section 4 for a given Plan Year during the first calendar quarter of the following Plan Year.

5. Plan Profit Sharing Credits

5.1 General Rule. For each Plan Year, the Company shall credit to the Account of each Participant a Profit Sharing Credit determined in accordance with the formula [C - D], where

“C”	equals the profit sharing contribution that would have been allocated to the Participant’s account under the Savings Plan for such Plan Year if the Applicable Limits did not apply to the Savings Plan; and

“D”	equals the profit sharing contribution for such Plan Year actually allocated to a Participant’s account under the Savings Plan.

5.2 Limitations. Effective as of January 1, 2008, a change to a Participant’s Deferral Election that would otherwise affect amounts credited under the Plan as Plan Profit Sharing Credits for a Plan Year shall not result in an increase or decrease for such Plan Year in the amount credited to such Participant’s Account as Plan Profit Sharing Credits in excess of the aggregate amount permitted under the Section 402(g) Limit with respect to such Participant for such Plan Year.

5.3 Time of Crediting. The Company shall credit to each Participant’s Account the Profit Sharing Credit determined under this Section 5 for a given Plan Year during the first calendar quarter of the next Plan Year.

6. Supplemental Account Credits

In its sole discretion, the Committee may elect at any time to credit additional amounts to a Participant’s Account under the Plan. Any such action by the Committee with respect to a given Participant shall not obligate the Committee to take any similar action with respect to any other Participant or obligate the Committee to take the same or similar action at any later date with respect to any Participant.

7. Investment Fund

7.1 General Rule. Subject to the provisions of this Section 7, amounts credited to a Participant’s Account shall be deemed to be notionally invested in units of the Investment Fund as of the date such amounts are credited to the Participant’s Account under the Plan and shall be credited with the amounts of any income, gains and losses which would be attributable to a corresponding investment of an equal cash amount in the Investment Fund. A Participant’s Account shall be automatically credited with additional units in each Investment Fund based upon the number of units that would have been credited on an equivalent cash investment as a result of the automatic reinvestment of distributions from the Investment Fund received in respect of such investment.

7.2 Valuation. To the extent applicable, the notional purchase or sale of an interest in an Investment Fund shall be based on the closing net asset value of the Investment Fund on the date such notional purchase or sale is deemed to have occurred. The value of a Participant’s Account shall be determined on each business day by an administrator selected by the Committee for this purpose.

8. Vesting

Subject to the next sentence, a Participant’s interest in his Account shall be fully vested and nonforfeitable at all times. Notwithstanding the previous sentence, a Participant shall immediately forfeit the entire balance in his Account and shall have no further interest under the Plan if the Participant’s employment with the Company is terminated for Cause.

9. Payment of Benefits

9.1 Time and Form. Except as otherwise provided in Section 13, effective as of January 1, 2007, a Participant’s entire Account balance shall be paid to the Participant or, in the event of the death of the Participant, the Beneficiary, in a single cash lump sum on the date that is six (6) months and one day following the date that the Participant incurs a Separation from Service for any reason other than a Separation from Service by the Company for Cause. The amount of such distribution shall be based upon the Account balance as of the date of the Participant’s Separation from Service.

9.2 No Loans or In-Service Withdrawal. No loan or in-service or hardship withdrawals shall be permitted under the Plan.

10. Designation of Beneficiary

10.1 General Rule. Subject to applicable law, each Participant shall have the right to designate the Beneficiary or Beneficiaries who shall be entitled to receive the amount payable under the Plan upon the death of the Participant. A Participant may, from time to time, revoke or change such Beneficiary designation without the consent of any prior Beneficiary by filing a new written designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, change or revocation thereof shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt.

10.2 No or Uncertain Beneficiary. If no such Beneficiary designation is in effect at the time of a Participant’s death, if no designated Beneficiary survives the Participant, or if such designation conflicts with applicable law, the amount, if any, payable under the Plan upon the Participant’s death shall be paid to the beneficiary or beneficiaries designated by the Participant under the Savings Plan who are to receive the Participant’s account balance under the Savings Plan or, if no such beneficiary has been designated under the Savings Plan, to the Participant’s estate. If the Committee is in doubt as to the right of any person to receive any amount, the Committee may retain such amount until the rights thereto are determined, or the Committee may pay such amount into any court of appropriate jurisdiction, and such payment shall be a complete discharge of the liability of the Plan, the Company and the Committee therefor.

11. Indemnification

To the extent permitted by law, the Administrator, the Committee, the Compensation Committee of Ambac Financial Group, Inc., each member of each such committee, and any Employee of the Company to whom fiduciary responsibilities have been delegated shall be indemnified by the Company against any claims, and the expenses of defending against such claims resulting from any action or conduct relating to the administration of the Plan except claims arising from gross negligence, willful neglect or willful misconduct. No person shall be deemed a fiduciary of the Plan solely on account of this Section 11.

12. Unfunded Arrangement

The Plan is an unfunded arrangement. The benefits under the Plan represent at all times an unfunded and unsecured contractual obligation of the Company. Each Participant or Beneficiary will be an unsecured creditor of the Company. Amounts payable under the Plan will be satisfied solely out of the general assets of the Company, subject to the claims of the Company’s creditors. No Participant or Beneficiary shall have any interest in any fund or any specific asset of the Company by reason of any amount credited to such person hereunder, nor shall any Participant, Beneficiary or other person have any right to receive any distribution under the Plan except as, and to the extent, expressly provided in the Plan. The Company will not segregate any funds or assets for the payment of benefits hereunder or issue any notes or securities for the payment of such benefits. Any reserve or other asset that the Company may establish or acquire to insure itself of the funds to provide benefits hereunder shall not serve in any way as security to any Participant, Beneficiary or other person for the performance of the Company’s obligations.

13. Amendment; Termination; Acceleration of Payment

13.1 Amendment or Termination. The Board or any committee (including the Committee) delegated by the Board with such authority shall have the right to amend the Plan at any time and from time to time in any fashion and to terminate it at will at any time. Any such action by the Board, or any committee to which such authority is delegated hereunder, shall be undertaken by a resolution duly adopted at a meeting of the Board or such committee, as the case may be, or by written consent of the Board or such committee, as the case may be, in lieu of a meeting. In the event of a termination of the Plan, unless the Board or such committee determines otherwise, no further credits shall be made to Account balances under the Plan following the date of such termination. Upon termination of the Plan for any reason, payment of Participant Accounts shall be made in accordance with Section 9.1, unless the Committee, in its discretion, determines to accelerate payment and such acceleration may be effected in a manner that will not cause any person to incur any tax, interest payment or penalty under Section 409A (“Section 409A Compliance”). For purposes of any such acceleration upon termination of the Plan following a change of control event of the Company that is a change in control event under Section 409A, change of control event shall have the meaning assigned thereto under the default definitions set forth in Treasury Regulation Section 1.409A-3(i)(5).

13.2 409A Amendments. Without limiting the generality of Section 13.1, the Senior Vice President, Chief Administrative Officer & Employment Counsel or the successor thereto (“SVP”) shall have the unilateral right to amend or modify the Plan without the consent of any Participant, to the extent that the SVP, in its discretion, deems such amendment or modification to be necessary or advisable to ensure Section 409A Compliance and such amendment or modification can be effected in a manner that will result in Section 409A Compliance. Any determinations made under this Section 13.2 shall be final, conclusive and binding on all persons.

13.3 Acceleration or Delay of Payment. The Board and the Committee shall not have the discretionary authority to accelerate payment or delay payment of any Account, unless the Board or Committee, in its discretion, determines that such acceleration may be effected in a manner that will result in Section 409A Compliance.

14. Nonalienation of Benefits

Benefits payable under this Plan shall not be subject, in any manner, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, including any such liability which is for alimony or other payments for the support of a Spouse or former Spouse, or for any other relative of the Employee. Prior to the time of payment hereunder, a Participant or a Beneficiary shall have no rights by way of anticipation or otherwise dispose of any interest under this Plan nor shall such rights be assigned or transferred by operation of law. Notwithstanding anything in this Section 14 to the contrary, the Administrator shall have the authority to honor a domestic relations order that the Administrator determines to be qualified (based on the criteria set forth in Sections 401(a)(13) and 414(p) of the Code) with respect to a Participant’s Account.

15. Administration

15.1 General Authority. The general supervision of the Plan shall be the responsibility of the Committee, which, in addition to such other powers as it may have as provided herein, shall have the power: (a) to determine eligibility to participate in, and the amount of benefit to be provided to any Participant under, the Plan; (b) to make and enforce such rules and regulations as it shall deem necessary or proper for the efficient administration of the Plan; (c) to determine all questions arising in connection with the Plan, to interpret and construe the Plan, to resolve ambiguities, inconsistencies or omissions in the text of the Plan, to correct any defects in the text of the Plan and to take such other action as may be necessary or advisable for the orderly administration of the Plan; (d) to make any and all legal and factual determinations in connection with the administration and implementation of the Plan; (e) to review actions taken by the Administrator or any other person to whom authority is delegated under the Plan; and (f) to employ and rely on legal counsel, actuaries, accountants and any other agents as may be deemed to be advisable to assist in the administration of the Plan. All such actions of the Committee shall be conclusive and binding upon all persons. The Committee shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions, and reports furnished by any actuary, accountant, controller, counsel, or other person employed or engaged by the Company with respect to the Plan. If any member of the Committee is a Participant, such member shall not resolve, or participate in the resolution of, any matter relating to such member’s eligibility for a Plan Matching Credit or Profit Sharing Credit or the calculation or determination of such member’s Plan Matching Credit or Profit Sharing Credit. Neither the Committee nor any member thereof nor the Company shall be liable for any action or determination made in good faith with respect to the Plan or the rights of any person under the Plan.

15.2 Delegation. The Committee shall have the power to delegate to any person or persons the authority to carry out such administrative duties, powers and authority relative to the administration of the Plan as the Committee may from time to time determine. Any action taken by any person or persons to whom the Committee makes such a delegation shall, for all purposes of the Plan, have the same force and effect as if undertaken directly by the Committee.

15.3 Administrator. The Administrator shall be responsible for the day-to-day operation of the Plan, having the power (except to the extent such power is reserved to the Committee) to take all action and to make all decisions necessary or proper in order to carry out his duties and responsibilities under the provisions of the Plan. If the Administrator is a Participant, the Administrator shall not resolve, or participate in the resolution of, any question which relates directly or indirectly to him and which, if applied to him, would significantly vary his eligibility for, or the amount of, any benefit to him under the Plan. The Administrator shall report to the Committee at such times and in such manner as the Committee shall request concerning the operation of the Plan.

16. Claim and Appeal Procedures

16.1 Claims. In the event any person or his authorized representative (a “Claimant”) disputes the amount of, or his entitlement to, any benefits under the Plan or their method of payment, such Claimant shall be required to file a claim in writing with the Administrator for the benefits to which he believes he is entitled, setting forth the reason for his claim. The Claimant shall have the opportunity to submit written comments, documents, records and other information relating to the claim and shall be provided, upon request and free of charge, reasonable access to and copies of all documents, records or other information relevant to the claim. The Administrator shall consider the claim, and, within 90 days of receipt of such claim, unless special circumstances exist, the Administrator shall inform such person of its decision with respect to the claim. In the event of special circumstances, the response period can be extended for an additional 90 days as long as the Claimant receives before the end of the initial 90-day response period written notice advising of the special circumstances (the “Extension Notice”) and the date by which the Administrator expects to make a decision. If the Administrator denies the claim, the Administrator shall give to such person (a) a written notice setting forth the specific reason or reasons for the denial of the claim, including references to the applicable provisions of the Plan, (b) a description of any additional material or information necessary to perfect such claim along with an explanation of why such material or information is necessary, (c) appropriate information as to the procedure to be followed for review of such claim by the Committee, including time limits and (d) the Claimant’s right to commence a civil action under Section 502(a) of ERISA following a denial of an appeal.

16.2 Appeal of Denial. A Claimant whose claim is denied by the Administrator and who wishes to appeal such denial must request a review of the Administrator’s decision by filing a written request with the Committee for such review within

60 days after the Claimant’s receipt of the claim denial. Such request for review shall contain, and the Committee shall review, all comments, documents, records and other information relating to the claim for benefits that the Claimant wishes the Committee to review, without regard as to whether such information was submitted or considered in the initial review of the claim by the Administrator. In connection with that review, the Claimant shall be provided, upon request and free of charge, reasonable access to and copies of all documents, records or other information relevant to the claim. Written notice of the decision on review shall be furnished to the Claimant within 60 days after receipt by the Committee of a request for review. In the event of special circumstances, the response period can be extended for an additional 60 days, as long as the Claimant receives an Extension Notice before the end of the initial 60-day response period indicating the reasons for the extension and the date by which the Committee expects to make a decision. The Committee’s decision on review shall include (a) the specific reasons for the adverse determination, (b) references to applicable Plan provisions, (c) a statement that the Claimant is entitled to receive, free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim and (d) a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA following an adverse benefit determination on a review and a description of the applicable limitations period under the Plan.

16.3 Statute of Limitations. A Claimant wishing to seek judicial review of an adverse benefit determination under the Plan, whether in whole or in part, must file any suit or legal action, including, without limitation, a civil action under Section 502(a) of ERISA, within three years of the date the final decision on the adverse benefit determination on review is issued or should have been issued under Section 16.2 or lose any rights to bring such an action. If any such judicial proceeding is undertaken, the evidence presented shall be strictly limited to the evidence timely presented to the Committee. Notwithstanding anything in the Plan to the contrary, a Claimant must exhaust all administrative remedies available to such Claimant under the Plan before such Claimant may seek judicial review pursuant to Section 502(a) of ERISA.

17. No Contract of Employment

Nothing contained herein shall be construed as conferring upon any person the right to be employed or continue in the employ of the Company.

18. Withholding Taxes

For purposes of satisfying its obligations to withhold federal, state, local or foreign taxes incurred by reason of payments pursuant to the Plan, the Company shall have the right to withhold such taxes required by law from any payments made pursuant to the Plan. In lieu thereof, the Company shall have the right, to the extent permitted by law, to withhold the amount of such taxes from any other sums due or to become due from the Company to the Participant upon such terms and conditions as the Committee may prescribe.

19. Notices

Notices may be delivered to the Participant at the offices of the Company at which the Participant is principally employed. Any Participant who ceases to be an employee of the Company shall be responsible for furnishing the Committee with the current and proper address for the mailing of notices and delivery of payments. Any notice required or permitted to be given to such a Participant shall be deemed given if directed to the person to whom addressed at such address and mailed by regular United States mail, first-class and prepaid. If any item mailed to such address is returned as undeliverable to the addressee, mailing will be suspended until the Participant furnishes the proper address.

20. Severability of Provisions

If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

21. Headings and Captions

The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

22. Incapacity of Participant

In the event a Participant or Beneficiary is declared incompetent and a conservator or other person legally charged with the care of his person or his estate is appointed, any benefits under the Plan to which such Participant or Beneficiary is entitled shall be paid to such conservator or other person legally charged with the care of his person or estate.

23. Applicable Law

The Plan shall be construed under the laws of the State of New York to the extent that such laws are not pre-empted by federal law.

24. 409A Transition Rules

(a) The amendments to the Plan regarding the time of payment of a Participant’s Account shall be pursuant to the Applicable Transition Relief.

(b) To the extent that any Participant receives during calendar year 2005 a distribution of all, or any portion of, his Account, such distribution shall be deemed a termination of such Participant’s participation in this Plan with respect to all or such portion of such Participant’s Account in accordance with the Applicable Transition Relief.

(c) The time and form of payment of the Account of a Participant who commences payment prior to January 1, 2007 shall be linked to the time and form of payment of such Participant’s account under the Savings Plan in accordance with the Applicable Transition Relief.